Exhibit 10.1

iVOW, Inc.

11455 El Camino Real, Suite 140

San Diego, CA 92130

April 19, 2006

Michael H. Owens, M.D.

11455 El Camino Real, Suite 140

San Diego, CA 92130

Dear Dr. Owens:

On behalf of iVOW, Inc. (the “Company”), I am pleased to offer you the following compensation package in consideration of your continued service as the Company’s President and Chief Executive Officer. In consideration for this compensation package, you agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Board of Directors of the Company (the “Board”).

1.                                       Compensation. You will be paid an annual salary of $250,000 (the “Base Salary”), effective as of April 1, 2006. Your salary will be payable in accordance with the Company’s regular payroll policy. In addition to the Base Salary, you will be eligible to receive an annual bonus of up to $100,000, of which $75,000 is tied to the Company’s satisfaction of the 2006 Budget presented to the Board and the remaining $25,000 is to be paid at the discretion of the Board of Directors based on your performance.

2.                                       Stock Option Grant. Contingent upon approval by the Company’s stockholders at the next annual meeting of stockholders of an increase in the number of shares available for issuance or award under the Company’s 1997 Stock Option/Stock Issuance Plan (the “Plan”), you will be granted an option (“Option”) to purchase 210,389 shares of Company common stock under the Plan. The Option shall provide for monthly vesting over a four-year period. The per share exercise price of the option shares shall be equal to the fair market value of a share of Company common stock on the date of the option grant, which is anticipated to be the date of the stockholder approval or as soon as administratively possible after stockholder approval. In the event the stockholders to do not approve an increase in the Plan’s allowable shares at the next annual meeting, you will not be granted the Option but instead will be granted 70,130 restricted shares (“Restricted Stock”) of Company common stock under the Plan. The Company shall have a right to reacquire any shares at no cost to the extent such reacquisition right has not expired as of the date of your termination. The reacquisition right will expire pro rata on a quarterly basis over a four-year period or as otherwise provided in the Plan. The Company will permit you to defer delivery and taxation of the Restricted Stock if you request such deferral. Any such deferral must be consistent with the terms of the Plan and applicable law.

3.                                       Retention Agreement. The Company will provide you a Retention Agreement, attached hereto as Exhibit A, which will entitle you to (i) one year salary severance and COBRA coverage in the event that your employment with the Company is terminated without Cause (as defined in the Retention Agreement) or you resign following an event that qualifies as an Involuntary Termination (as defined in the Retention Agreement) within twelve months following a Change of Control (as defined in the Retention Agreement) or (ii) six month salary severance and COBRA coverage in the event that your employment with the Company is terminated without Cause or you resign following an event that qualifies as an Involuntary Termination that occurs prior to a Change of Control.

4.                                       Benefits.

(a)                                  Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b)                                 Vacation; Sick Leave. You will be entitled to four weeks paid vacation and paid time off for sick leave according to the Company’s standard policies.

5.                                       Confidential Information and Invention Assignment Agreement. You hereby acknowledge and agree to continue to be bound by the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

6.                                       At-Will Employment. Your employment with the Company is on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

7.                                       No Conflicting Obligations. You understand and agree that by accepting this offer, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.                                       Entire Agreement. This letter together with the Confidentiality Agreement sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Board of the

Company. This letter will be governed by the laws of the State of California without regard to is conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to our continued working relationship with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours,		ACCEPTED AND AGREED:

iVOW, INC.		MICHAEL H. OWENS, M.D.

By:	/s/ GEORGE B. DEHUFF	By:	/s/ MICHAEL H. OWENS
George B. DeHuff		Michael H. Owens, M.D.
Chairman, Compensation Committee		Chief Executive Officer

Date: April 19, 2006		Date: April 19, 2006

Exhibit A:  Retention Agreement